INDEMNIFICATION AGREEMENT

This Indemnification Agreement ("Agreement") is entered into this 9th day of January, 2020, between ADM Endeavors, Inc., a Nevada corporation (herein referred to as "ADM") on the one hand, and Ardell D. Mees, an individual (herein referred to as "Mees") (collectively "Settling Parties") on the other hand, and is made with reference to, and in contemplation of the following:

A: This indemnification covers occurrences during the time specifically, from the July 1, 2008 Share Exchange Agreement between ADM Endeavors, Inc. (NV) and ADM Enterprises, LLC. (ND) (herein referred to as "LLC") to the January 8, 2020 Discontinuation of Business Resolution by the Board of Directors of ADM Endeavors, Inc. (NV) during which period of time Ardell D. Mees was the Companys' CEO/CFO/President, Assistant Secretary, Treasurer and a Director.

B: At the time of the signing of this Indemnification, Ardell D. Mees has resigned as CEO, CFO, Assistant Secretary and a Director of ADM Endeavors, Inc. (NV) and he personally assumes all liabilities of ADM Enterprises, LLC (ND) and takes sole ownership of all assets of ADM Enterprises, LLC (ND) as of January 9, 2020. But has no obligation to liabilities or rights to assets acquired after January 9, 2020 by ADM Endeavors, Inc. (NV). Ardell D. Mees also agrees to, in Good Faith, allow ADM Endeavors, Inc. (NV), and its' new Board of Directors to move forward without hinderence.

1. Mees has agreed to indemnify and hold harmless ADM, and its' affiliates, agents, heirs, executors, administrators, and assigns, and shall reimburse ADM , affiliates, agents, heirs, executors, administrators, and assigns for, any losses, damages, deficiencies, claims causes of action or expenses of any nature, (including attorney fees), incurred by Mees for any and all liabilities arising from general corporate actions of Mees up to January 8, 2020, to the extent resulting from:

(i) Any and all liabilities arising from actions Mees has taken on behalf of ADM at the direction of ADM stockholders, affiliates and respective officers, directors, employees, legal representatives, affiliates, administrators, agents and assigns;

(ii) Any misrepresentation, (intentional, negligent or otherwise), made by Mees , or any breach of warranty by Mees contained in this Agreement, or in any schedule, exhibit, report, statement or certificate furnished by Mees pursuant to this Agreement, irrespective of any actual or constructive knowledge by Mees of such representation;

(iii) The non-fulfillment or non-performance of any covenant, condition or action required of Mees pursuant to this Agreement;

(iv) Any fraud, negligent misrepresentation or otherwise, whether or not as a result of any act or omission of Mees by any stockholders, affiliates and respective officers, directors, employees, affiliates, legal representatives, administrators, agents and assigns;

2. Attorney Fees and Costs. Should it become necessary for the purposes of resisting, adjusting, or compromising any claims or demands arising out of LLC, or for the purposes of enforcing this agreement, for ADM to sustain any expenses, or become obligated to pay any attorneys' fees or court costs, Mees agrees to reimburse ADM for such expenses, attorneys' fees, or costs within a reasonable time, but in no event exceeding thirty days after receiving written notice from ADM of incurring such expenses, attorneys' fees, or costs.

3. Arbitration of Disputes. Any dispute between the Parties arising out of or related to this agreement and any amendments to it, shall be referred to and settled by a single arbitrator agreed upon by the Parties or, in default of such agreement, to a single arbitrator appointed pursuant to the legislation governing submission to arbitration in the jurisdiction whose laws govern this agreement. The decision of the arbitrator is final and binding on the Parties with no right of appeal.

The terms of this agreement shall bind and inure to the benefit of the parties and their heirs, legal representatives, successors, and assigns. This release and indemnification is freely and voluntarily executed by all parties after having been apprized of all relevant information and data furnished by the parties and all other information relevant to such a release.

DATED: January 9, 2020 **ADM Endeavors, Inc (NV)**

Marc Johnson

Marc Johnson, Director

DATED: January 9, 2020

Ardell D. Mees

Ardell D. Mees, Individually